                                         COMPUTATION OF RATIO OF                          EXHIBIT 12
                                        EARNINGS TO FIXED CHARGES
                                               (UNAUDITED)

                                                             Fiscal Year Ended September 30
                                                    -------------------------------------------------

                                                      1995      1994      1993      1992      1991
                                                    -------------------------------------------------
EARNINGS:

Income Before Interest Charges (2)                  $128,061  $127,885  $125,742  $118,222  $110,240
Allowance for Borrowed Funds Used in Construction        195       209       174     1,088     2,278
Federal Income Tax                                    30,522    36,630    21,148    17,680    (3,929)
State Income Tax                                       4,905     6,309     2,979     3,426       341
Deferred Inc. Taxes - Net (3)                          8,452     4,853    16,919    14,125    26,873
Investment Tax Credit - Net                             (672)     (682)     (693)     (706)     (738)
Rentals (1)                                            5,422     5,730     5,621     5,857     4,915

                                                    $176,885  $180,934  $171,890  $159,692  $139,980

FIXED CHARGES:

Interest & Amortization of Premium and
   Discount of Funded Debt                           $40,896   $36,699   $38,507   $39,949   $41,916
Interest on Commercial Paper and
   Short-Term Notes Payable                            6,745     5,599     7,465    12,093    11,933
Other Interest (2)                                     4,721     3,361     4,727     6,958     9,679
Rentals (1)                                            5,422     5,730     5,621     5,857     4,915

                                                     $57,784   $51,389   $56,320   $64,857   $68,443

RATIO OF EARNINGS TO FIXED CHARGES                      3.06      3.52      3.05      2.46      2.05


Notes:  (1) Rentals shown above represent the portion of all rentals (other than delay rentals) deemed representative of the interest factor.

        (2) Fiscal 1995, 1994, 1993 and 1992 reflect the reclassification of
            $1,716, $1,674, $1,374 and $1,129, respectively, representing the loss on reacquired debt amortized during each period, from Other
            Interest Charges to Operation Expense.

        (3) Deferred Income Taxes - Net for fiscal 1994 excludes the cumulative effect of changes in accounting.
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